Towerstream Reports Fourth Quarter and 2010 Year End Results

MIDDLETOWN, R.I., March 17, 2011 – Towerstream (NASDAQ: TWER), a leading 4G service provider delivering high-speed wireless Internet access to businesses in 11 major metropolitan areas in the U.S., announced results for the fourth quarter ended December 31, 2010.

Fourth Quarter Operating Highlights

•	Revenues increased 7% to $5.5 million during the fourth quarter 2010 compared to the third quarter 2010 and increased 35% compared to the same period last year
•	Gross margin remained strong at 75% during the fourth quarter 2010
•	Adjusted Market EBITDA profitability increased to $2.9 million in the fourth quarter 2010 as compared to $2.7 million for the third quarter 2010 and $2.0 million for the fourth quarter 2009
•
Adjusted EBITDA profitability, excluding non-recurring expenses of $0.3 million, increased to $0.7 million for the fourth quarter 2010 compared to $0.4 million for the third quarter 2010 and an Adjusted EBITDA loss of $0.2 million for the fourth quarter 2009

•	Customer churn for the fourth quarter 2010 was 1.36% compared to 1.60% during the third quarter 2010 and 1.43% during the fourth quarter 2009
•	Acquisition of Pipeline Wireless completed in December 2010 which increased the customer base in the Boston market by 32% and the market’s annual revenue base by 29%

Management Comments

“We are pleased to report another quarter of strong revenue growth and improved Adjusted EBITDA profitability,” stated Jeff Thompson, Chief Executive Officer.  “We completed our second acquisition in December 2010 and believe there will be additional acquisition opportunities in 2011.”

“We have seen a significant increase in interest in our carrier class Wifi network in Manhattan,” added Mr. Thompson. “We are working diligently to complete construction of the network by the middle of the year.”

“Adjusted EBITDA profitability, excluding non-recurring expenses, increased from approximately $414,000 in the third quarter to approximately $706,000 in the fourth quarter,” stated Joseph Hernon, Chief Financial Officer. “ARPU for new customers increased to $661 per month after averaging $540 per month over the past seven quarters during the long economic recession.  In addition, customer upgrades increased by more than 80% during the second half of 2010 as compared to the same period in 2009.  We are hopeful that the strong improvement in these key operating metrics signal increased confidence levels by our business customers and that these trends will continue in 2011.”

Selected Financial Data and Key Operating Metrics
(All dollars are in thousands except ARPU)

	(Unaudited)
	Three months ended
	12/31/2010	9/30/2010	12/31/2009
Selected Financial Data
Revenues	$5,452	$5,080	$4,042
Gross margin	75%	75%	75%
Depreciation and amortization	1,658	1,557	1,070
Core operating expenses (1)(3)	3,842	3,681	3,520
Operating loss (1)	(1,403)	(1,409)	(1,566)
Net loss (1)	(1,378)	(1,387)	(1,972)
Adjusted EBITDA (3)	374	382	(263)
Adjusted EBITDA excluding non-recurring	706	414	(174)
expenses(2)(3)
Capital expenditures	$1,457	$1,051	$1,165

Key Operating Metrics
Churn rate (3)	1.36%	1.60%	1.43%
ARPU (3)	$682	$669	$715
ARPU of new customers (3)	661	543	561

	(Audited)
	Years ended
	12/31/2010		12/31/2009
Selected Financial Data
Revenues	$19,646		$14,915
Gross margin	75%		75%
Depreciation and amortization	5,770		4,035
Core operating expenses (1)(3)	15,036		14,622
Operating loss (1)	(6,048)		(7,432)
Net loss (1)	(5,603)		(8,625)
Adjusted EBITDA (3)	568		(2,537)
Adjusted EBITDA excluding non-recurring	1,327		(2,352)
expenses(2)(3)
Capital expenditures	$5,660		$4,848

Key Operating Metrics
Churn rate (3)	1.35%		1.67%
ARPU (3)	$682		$715
ARPU of new customers (3)	561		546

(1)	Includes stock-based compensation of $94, $220 and $227, respectively and $772 and $803, respectively.
(2)	Excludes non-recurring expenses of $332, $32 and $89, respectively and $759 and $185 respectively.
(3)	See Non-GAAP Measures below for a definition and reconciliation of Adjusted EBITDA, and definitions of Core Operating Expenses, Churn, ARPU and ARPU of new customers.

Operating Outlook and Guidance

•	Revenues for the first quarter 2011 are expected to range between $5.9 million to $6.1 million.

•
Adjusted EBITDA profitability is expected to range between $0.7 million to $0.8 million.  The modest increase compared to the fourth quarter 2010 reflects professional services costs associated with being a public company and payroll tax expenses which are significantly higher in the first quarter compared to other quarters.

Non-GAAP Measures

The terms “Adjusted EBITDA,” “Churn,” “Churn rate,” ”ARPU,” and “Market Cash Flow” are measurements used by Towerstream to monitor business performance and are not recognized measures under generally accepted accounting principles (“GAAP”).  Accordingly, investors are cautioned in using or relying upon these measures as alternatives to recognized GAAP measures.  Our methods of calculating these measures may differ from other issuers and, accordingly, may not be comparable to similar measures presented by other issuers.

We focus on Adjusted EBITDA as a principal indicator of the operating performance of our business.  EBITDA represents net income (loss) before interest, income taxes, depreciation and amortization.  We define Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, stock-based compensation, other non-operating income or expenses as well as gain or loss on (i) disposal of property and equipment, (ii) derivative instruments, and (iii) business acquisitions.  Adjusted Market EBITDA also excludes corporate overhead expenses and other centralized costs.  We believe that Adjusted Market EBITDA trends are insightful indicators of our markets’ relative performance, and whether our markets are able to produce sufficient market cash flow to fund working capital and capital expenditure needs.

The term “Core Operating Expenses” includes customer support services, sales and marketing, and general and administrative expenses, and excludes cost of revenues, depreciation and amortization.

The terms “Churn” and “Churn rate” refer to the percent of revenue lost on a monthly basis from customers disconnecting from our network or reducing the amount of their bandwidth.  The term “ARPU” refers to the monthly average revenue per user, or customer, being generated from those customers under contract at the end of each indicated period.  We calculate ARPU by dividing our monthly recurring revenue (“MRR”) at the end of a period by the number of customers generating that MRR.  ARPU of new customers is calculated in the same manner but only includes new customers who entered into contracts during the indicated period. Market Cash Flow represents the amount of cash generated in a market after deducting a market’s direct operating expenses from that market’s revenues.  Market Cash Flow does not include (i) centralized costs which support all markets collectively or (ii) any network related capital expenditures incurred in a market.

The Non-GAAP measure, Adjusted EBITDA, excluding non-recurring expenses, has been reconciled to Net loss as follows:

(All dollars are in thousands)

	Three months ended
	12/31/2010	9/30/2010	12/31/2009
Reconciliation of Non-GAAP to GAAP:
Adjusted EBITDA, excluding non-recurring expenses	$706	$414	$(174)
Depreciation and amortization	(1,658)	(1,557)	(1,070)
Non-recurring expenses, primarily acquisition-related	(332)	(32)	(89)
Stock-based compensation	(94)	(220)	(227)
Loss on property and equipment	(25)	(14)	(7)
Interest expense	(1)	-	(187)
Loss on derivative financial instruments	-	-	(219)
Interest income	3	1	1
Other income (expense), net	23	21	-
Net loss	$(1,378)	$(1,387)	$(1,972)
	Years ended
	12/31/2010		12/31/2009
Reconciliation of Non-GAAP to GAAP:
Adjusted EBITDA, excluding non-recurring expenses	$1,327		$(2,352)
Depreciation and amortization	(5,770)		(4,035)
Stock-based compensation	(772)		(803)
Non-recurring expenses, primarily acquisition-related	(759)		(185)
Loss on property and equipment	(74)		(58)
Interest expense	(1)		(740)
Loss on derivative financial instruments	-		(479)
Interest income	4		27
Other income (expense), net	86		-
Gain on business acquisition	356		-
Net loss	$(5,603)		$(8,625)

Summary Condensed Consolidated Financial Statements
(All dollars are in thousands except per share amounts)

Statement of Operations	(Unaudited)		(Audited)
	Three months ended December 31,		Years ended December 31,
	2010	2009	2010	2009

Revenues	$5,452	$4,042	$19,646	$14,915

Operating Expenses
Cost of revenues (exclusive of depreciation)	1,355	1,018	4,888	3,690
Depreciation and amortization	1,658	1,070	5,770	4,035
Customer support services	663	555	2,550	2,133
Sales and marketing	1,255	1,205	5,088	5,546
General and administrative	1,924	1,760	7,398	6,943
Total Operating Expenses	6,855	5,608	25,694	22,347
Operating Loss	(1,403)	(1,566)	(6,048)	(7,432)
Other Income (Expense)
Interest income	3	1	4	27
Interest expense	(1)	(187)	(1)	(740)
Gain on business acquisition	-	-	356	-
Loss on derivative financial instruments	-	(219)	-	(479)
Other income (expense), net	23	(1)	86	(1)
Total Other Income (Expense)	25	(406)	445	(1,193)
Net Loss	$(1,378)	$(1,972)	$(5,603)	$(8,625)

Net loss per common share	$(0.04)	$(0.06)	$(0.16)	$(0.25)
Weighted average common shares outstanding – basic and diluted	37,891	34,634	35,627	34,607

Analysis of Fourth Quarter Results of Operations

Revenues for the fourth quarter 2010 increased 7% from the third quarter 2010 and increased 35% compared to the fourth quarter 2009. These increases were driven by 48% growth in our customer base from approximately 1,900 customers at the end of the fourth quarter 2009 to approximately 2,800 at the end of the fourth quarter 2010.

ARPU of new customers increased 22% in the fourth quarter 2010 compared to the third quarter 2010 and increased 18% compared to the fourth quarter 2009. ARPU of all customers in the fourth quarter 2010 increased 2% compared to the third quarter 2010 and decreased 5% compared to the fourth quarter 2009. During most of 2010, the impact of the long economic recession caused many of our prospective customers to continue to either delay their buying decision or to purchase lower bandwidth services than normal.  In addition, general pricing levels for Internet services declined modestly during the year. During the fourth quarter 2010, customers began to increase their bandwidth purchases which resulted in a 24% increase in ARPU of new customers compared to the average for the first three quarters of the year.  In addition, customer upgrades to higher bandwidth, which also increases ARPU, increased by more than 80% during the second half of 2010 as compared to the same period in 2009.

Depreciation and amortization expenses increased 7% in the fourth quarter 2010 compared to the third quarter 2010 and increased 55% compared to the fourth quarter 2009.  The increases are consistent with a higher base of depreciable assets primarily related to our network and customer premise equipment.  Amortization expense totaled approximately $370,000 in the fourth quarter 2010 primarily associated with customer contracts acquired through the acquisition of Sparkplug Chicago in April 2010.

Customer support expenses increased 4% in the fourth quarter 2010 compared to the third quarter 2010 and increased 19% compared to the fourth quarter 2009. The increase compared to the fourth quarter 2009 reflected staffing additions and other costs incurred to support a customer base which increased 48% over the one year period.

Sales and marketing expenses decreased 2% in the fourth quarter 2010 compared to the third quarter 2010 and increased 4% compared to the fourth quarter 2009. The year-over-year increase related to higher commissions earned.

General and administrative expenses increased 9% in the fourth quarter 2010 compared to both the third quarter 2010 and the fourth quarter 2009, respectively. The comparative increase is attributable to higher professional services costs in the fourth quarter 2010, primarily related to the Pipeline acquisition.

Net loss decreased less than 1% in the fourth quarter 2010 compared to the third quarter 2010 and decreased 30% compared to the fourth quarter 2009. The year-over-year improvement primarily related to a 35% increase in revenues partially offset by a 22% increase in operating expenses.

Capital expenditures totaled $1.5 million for the fourth quarter 2010 as compared to $1.1 million for the third quarter 2010 and $1.2 million for the fourth quarter 2009. The comparative increase can be attributed to an increase in point-to-point sales and upgrades during the second half of 2010.  Equipment and installation costs for these customers are significantly higher than for midrange and multi-point customers, however, the recurring revenues are higher and these businesses generally remain a customer for a longer period of time.

Balance Sheet (Audited)	Years ended December 31,
	2010	2009
Assets
Current Assets
Cash and cash equivalents	$23,173	$14,041
Other	856	661
Total Current Assets	24,029	14,702

Property and equipment, net	15,266	13,635

Other assets	5,295	1,166

Total Assets	44,590	29,503

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	2,506	2,142
Deferred revenues and other	1,339	1,108
Total Current Liabilities	3,845	3,250

Long-Term Liabilities	724	842
Total Liabilities	4,569	4,092

Stockholders’ Equity
Common stock	42	35
Additional paid-in-capital	75,333	55,127
Accumulated deficit	(35,354)	(29,751)
Total Stockholders’ Equity	40,021	25,411
Total Liabilities and Stockholders’ Equity	$44,590	$29,503

Statement of Cash Flows (Audited)	Years ended December 31,
	2010	2009
Cash Flows From Operating Activities
Net loss	$(5,603)	$(8,625)
Non-cash adjustments:
Depreciation & amortization	5,770	4,035
Stock-based compensation	772	803
Gain on business acquisition	(356)	-
Other	149	1,079
Changes in operating assets and liabilities	(139)	(272)
Net Cash Provided By (Used In) Operating Activities	593	(2,980)

Cash Flows From Investing Activities
Acquisitions of property and equipment	(5,660)	(4,848)
Acquisition of Sparkplug Chicago, Inc.	(1,170)	-
Acquisition of Pipeline Wireless, LLC	(1,580)	-
Other	(3)	(96)
Net Cash Used In Investing Activities	(8,413)	(4,944)

Cash Flows From Financing Activities
Repayment of capital leases	(7)	(25)
Repayment of short-term debt	-	(2,750)
Net proceeds from sale of common stock	16,958	-
Other	1	-
Net Cash Provided By (Used In) Financing Activities	16,952	(2,775)

Net Increase (Decrease) In Cash and Cash Equivalents	9,132	(10,699)
Cash and Cash Equivalents – Beginning	14,041	24,740
Cash and Cash Equivalents – Ending	$23,173	$14,041

Market data for the three months ended December 31, 2010
(All dollars are in thousands)

Market	Revenues	Cost of Revenues(1)	Gross Margin(1)		Operating Costs	Adjusted Market EBITDA
New York	$1,494	$322	$1,172	78%	$274	$898
Boston	1,243	208	1,035	83%	184	851
Los Angeles	909	184	725	80%	257	468
Chicago	762	256	506	66%	174	332
San Francisco	331	68	263	79%	123	140
Miami	290	80	210	72%	104	106
Providence/Newport	120	40	80	67%	26	54
Seattle	133	55	78	59%	32	46
Dallas-Fort Worth	141	64	77	55%	51	26
Nashville	19	7	12	63%	5	7
Philadelphia	10	12	(2)	0%	39	(41)
Total	$5,452	$1,296	$4,156	76%	$1,269	$2,887

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$2,887
Centralized costs (1)	(708)
Corporate expenses	(1,830)
Depreciation and amortization	(1,658)
Stock-based compensation	(94)
Other income (expense)	25
Net loss	$(1,378)

Market data for the three months ended December 31, 2009

Market	Revenues	Cost of Revenues(1)	Gross Margin(1)		Operating Costs	Adjusted Market EBITDA
New York	$1,353	$247	$1,106	82%	$295	$811
Boston	1,018	163	855	84%	153	702
Los Angeles	585	104	481	82%	264	217
San Francisco	273	68	205	75%	77	128
Providence/Newport	135	38	97	72%	42	55
Chicago	275	131	144	52%	104	40
Miami	179	67	112	63%	72	40
Seattle	115	54	61	53%	29	32
Dallas-Fort Worth	109	84	25	23%	62	(37)
Total	$4,042	$956	$3,086	76%	$1,098	$1,988

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$1,988
Centralized costs (1)	(724)
Corporate expenses	(1,533)
Depreciation	(1,070)
Stock-based compensation	(227)
Other income (expense)	(406)
Net loss	$(1,972)

Market data for the year ended December 31, 2010
(All dollars are in thousands)

Market	Revenues	Cost of Revenues(1)	Gross Margin(1)		Operating Costs	Adjusted Market EBITDA
New York	$5,783	$1,161	$4,622	80%	$1,187	$3,435
Boston	4,510	729	3,781	84%	689	3,092
Los Angeles	3,178	612	2,566	81%	1,098	1,468
Chicago	2,453	799	1,654	67%	604	1,050
San Francisco	1,161	246	915	79%	362	553
Miami	987	317	670	68%	361	309
Providence/Newport	495	162	333	67%	112	221
Seattle	510	217	293	57%	127	166
Nashville	59	29	30	51%	18	12
Dallas-Fort Worth	493	315	178	36%	226	(48)
Philadelphia	17	54	(37)	0%	184	(221)
Total	$19,646	$4,641	$15,005	76%	$4,968	$10,037

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$10,037
Centralized costs (1)	(2,917)
Corporate expenses	(6,626)
Depreciation and amortization	(5,770)
Stock-based compensation	(772)
Other income (expense)	445
Net loss	$(5,603)

Market data for the year ended December 31, 2009

Market	Revenues	Cost of Revenues(1)	Gross Margin(1)		Operating Costs	Adjusted Market EBITDA
New York	$5,218	$929	$4,289	82%	$1,247	$3,042
Boston	3,983	656	3,327	84%	735	2,592
Los Angeles	1,930	340	1,590	82%	1,043	547
San Francisco	984	218	766	78%	414	352
Providence/Newport	530	151	379	72%	200	179
Chicago	951	391	560	59%	460	100
Miami	590	259	331	56%	382	(51)
Seattle	431	233	198	46%	259	(61)
Dallas-Fort Worth	298	261	37	12%	404	(367)
Total	$14,915	$3,438	$11,477	77%	$5,144	$6,333

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$6,333
Centralized costs (1)	(2,787)
Corporate expenses	(6,140)
Depreciation	(4,035)
Stock-based compensation	(803)
Other income (expense)	(1,193)
Net loss	$(8,625)

(1)
Certain expenses are reported as Cost of Revenues for financial statement purposes but are included in Centralized costs in the Market Data table because they are not specific to any market.  These costs totaled $59 and $62 respectively for the three months ended December 31, 2010 and 2009 and $247 and $252 respectively for the years ended December 31, 2010 and 2009.

Conference Call and Webcast

A conference call led by President and Chief Executive Officer, Jeff Thompson, and Chief Financial Officer, Joseph Hernon, will be held on March 17, 2011 at 5:00 p.m. ET to review our financial results and provide an update on current business developments.

Interested parties may participate in the conference by dialing 877-664-7392 or 678-894-3061 (for international callers). A telephonic replay of the conference may be accessed approximately two hours after the call through March 24, 2011 at 11:59 p.m. ET by dialing 800-642-1687 or 706-645-9291 (for international callers) using pass code 48863608.

The call will also be webcast and can be accessed in a listen-only mode on the Company’s website at http://ir.towerstream.com/eventdetail.cfm?eventid=93590.

About Towerstream Corporation

Towerstream is a leading 4G service provider in the U.S., delivering high-speed wireless Internet access to businesses.  Founded in 2000, the Company has established networks in 11 markets including New York City, Boston, Los Angeles, Chicago, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Philadelphia, Nashville and the greater Providence area where the Company is based.  For more information, visit our website at www.towerstream.com or follow us on Twitter @Towerstream. The Towerstream Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6570.

Towerstream’s wireless broadband solution network delivers high-speed Internet access supporting VoIP, bandwidth on demand, wireless redundancy, VPNs, disaster recovery, bundled data, and video services, and can be delivered in days.  Unlike cable Internet and DSL, Towerstream connections are symmetrical, which means that the upload and download speeds are identical.  This creates a more stable connection, suitable for VoIP and web hosting, as well as many other business applications. Companies utilizing multiple appliances simultaneously, such as streaming video and VoIP, can prioritize their bandwidth to secure mission-critical activities.  All of Towerstream’s products are backed by its Service Level Agreement (SLA) and the ability to be up and running within a week.

Safe Harbor

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective.  Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:
Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

MEDIA CONTACT:
Matt Calderone
LaunchSquad Public Relations
212-564-3665
towerstream@launchsquad.com